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                                                                   EXHIBIT 10.64


                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT, dated as of September 30, 2002 (this "AGREEMENT"), between AMERICAN COIN MERCHANDISING, INC., d/b/a SUGARLOAF CREATIONS, INC. (hereinafter called "EMPLOYER") and RANDALL J. FAGUNDO (hereinafter called "EMPLOYEE"), amends and restates in its entirety that certain Executive Employment Agreement, dated as of December 1, 2000, as amended by the First Amendment thereto, dated as of July 31, 2001 (as amended, the "ORIGINAL AGREEMENT").

         1. Introduction. Employer desires to retain the continued services and employment of Employee, and Employee desires to perform such services and continue such employment from Employer, upon the terms and conditions set forth herein. Therefore, in consideration of the mutual covenants and agreements contained herein, the parties to this Agreement do hereby agree to the terms and conditions set forth in this Agreement.

         2. Term. Employer hereby employs Employee to render services to Employer as its President and Chief Executive Officer from January 1, 2001 through and including December 31, 2004 (the "TERM"). The Term shall be automatically extended for successive one-year periods unless either party provides written notice at least 90 days prior to the end of the then current term of such party's election not to extend the Term.

         3. Services. Employee hereby accepts employment under this Agreement and agrees to devote one hundred percent (100%) of his full business time and attention (except for permitted vacation periods) to the business and affairs of Employer, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of Employer (the "BOARD"). Employer shall retain full direction and control of the means and methods by which Employee performs the services for which he is employed.

         4. Compensation. Commencing January 1, 2001, Employee will receive a base salary ("BASE SALARY") at the rate of $250,000 per year, payable at the intervals regularly established for payment of salaries by Employer. Such Base Salary will be increased to the rate of $275,000 per year on January 1, 2002, to the rate of $300,000 per year on January 1, 2003, and to the rate of $325,000 per year on January 1, 2004. Employee shall also be entitled to receive at the end of each calendar year an annual bonus in an amount equal to up to 100% of the Base Salary paid to Employee during such calendar year, which bonus will be determined by the Board based upon the achievement of certain performance goals established by the Board, in its sole discretion, at the beginning of such calendar year (the "DISCRETIONARY ANNUAL BONUS").



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         5. Benefits.

                  a. During the period of employment under this Agreement, Employee shall be entitled to receive all other benefits of employment generally available to other employees in executive positions with Employer when and as said Employee becomes eligible for those benefits, in accordance with the general policy of Employer, including but not limited to, sick leave, paid holidays, life insurance, health insurance, 401(k) plan, 125 cafeteria package and participation in any employee stock option or stock purchase plans.

                  b. Employee shall be entitled to the same number of weeks vacation during each calendar year of employment as generally available to other employees in similar positions with Employer. Employee shall accrue days of paid vacation in accordance with Employer's policy on vacation, as that policy is applied to other employees who hold similar positions and who have been employed by Employer as long as Employee. Employee shall use reasonable efforts to take all such accrued vacation days at times which shall not interfere with the normal business operations of Employer.

                  c. Employer will provide Employee with an automobile allowance for leasing a motor vehicle in an amount consistent with past practices with respect to Employee, and as adjusted for inflation. If Employee should leave employment of Employer for any reason prior to the expiration of such lease, Employee shall have the option to assume all obligations under the lease or to return the vehicle to Employer.

                  d. Employee shall be reimbursed by Employer for reasonable travel and other business expenses incurred by Employee in the performance of his duties under this Agreement, in accordance with the general policy of Employer.

         6. Equity Participation. Employee shall be granted options to purchase 138,900 shares of Common Stock of ACMI Holdings, Inc., the parent of Employer, pursuant to the ACMI Holdings, Inc. 2002 Stock Option Plan and upon the terms set forth in the Stock Option Agreement of even date.

         7. Board Membership. Employer shall use its best efforts to cause Employee to be elected to the Board during the entire period of the Term.

         8. Employer's Authority. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by Employer's Board, either orally or in writing, respecting performance of Employee's duties and to carry out and perform orders, directions, and policies stated by Employer to Employee, from time to time, either orally or in writing; provided, however, that Employee shall only be obligated to comply with legal and ethical rules, regulations, orders, directions and policies of Employer.

         9. Confidential Information and Noncompetition.

                  a. Employee realizes that during this Agreement, Employee will produce and/or will have access to confidential memoranda, notes, information, records, maps, research results, business projections, business and research notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of Employer, and other information of a confidential nature (collectively, "CONFIDENTIAL INFORMATION"). Confidential Information shall not include any information that (i) has become publicly known through no wrongful act or



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breach of any obligation of confidentiality on the part of Employee; or (ii) was rightfully received by Employee on a non-confidential basis from a third party (provided that such third party is not known to Employee after reasonable inquiry to be bound by a confidentiality agreement with Employer or another party).

                  b. Both during the term of this Agreement and subsequent to its termination, Employee agrees to hold all Confidential Information in confidence and not to disclose, and not directly or indirectly to use, copy, digest or summarize, any Confidential Information, except as required by law and to the extent Employee reasonably believes is necessary to carry out Employee's responsibilities as directed or authorized by Employer and, after termination of Employee's employment hereunder, as specifically authorized in writing by Employer.

                  c. All records in whatsoever form and in whatsoever medium recorded, and any and all copies thereof (including volatile electronic or magnetic signals), relating to Employer's business that Employee shall prepare, or use, or come into contact with in the course of his executing his duties under this Agreement, shall be and remain the sole property of Employer and shall not be removed from Employer's premises except as Employee reasonably believes is necessary to carry out Employee's responsibilities as directed and authorized by Employer; and the same shall be returned promptly to Employer upon termination of Employee's employment relationship with Employer or upon Employer's request. Upon termination of Employee's employment with Employer, Employer shall, at Employee's request, promptly return to Employee any equipment or other materials owned by Employee then being used by or then in the possession of Employer.

                  d. Employee agrees that he possesses or will possess knowledge, skills and reputation in the industry in which Employer operates which are of material importance to Employer, and which are special, unique and extraordinary. Employee acknowledges that the loss of his services, or the use of his services by a competitor, may cause irreparable harm to Employer. Therefore, during the term hereof and during periods set forth in Subsection (e) hereof following termination of Employee's employment hereunder for any reason, with or without Cause, Employee, individually and personally, shall not do any of the following unless specifically authorized by Employer's Board:

                           (i) Canvass, solicit, or accept any business in the Industry from any present or past customer of Employer or any related company, if the customer is located in the United States (the "TERRITORY").

                           (ii) Aid or assist any other person, entity, partnership, or corporation in any effort to canvass, solicit, or accept any business in the amusement vending machine business or industry (the "INDUSTRY") from any past or present customers of Employer or of any related company, if the customer is located within the Territory.

                           (iii) Directly or indirectly request or advise any past or present customer of Employer, or any past, present, or possible future customer of any



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         related companies to withdraw, curtail, cancel, or not undertake business in the Industry with any related company, if the customer is located within the Territory.

                           (iv) Directly or indirectly disclose to any other person, entity, partnership, or corporation the names of past or present customers of Employer, or of any related company. The parties agree that the names of these customers are confidential and proprietary and constitute trade secrets of Employer within the meaning of C.R.S. Section 8-2-113(2)(b) and C.R.S. Section 7-74-102(4).

                           (v) Suggest, solicit, or encourage any employee of Employer or any related company to leave the employment of such entity or disparage Employer or any related company or their conditions of employment; or disclose to any other person, entity, partnership, or corporation the names of employees of Employer or any related company.

                           (vi) Directly or indirectly establish, as manager, employee or owner of greater than 1% of the outstanding ownership interest, or participate in an enterprise competitive with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                           (vii) Provide any product, service, financing, aid, or assistance of any kind for any person, entity, partnership, association, or corporation which is competitive with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                           (viii) Compete in any manner with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                  e. The periods for which the non-competition provisions set forth in Subsection (d) apply are as follows:

                           (i) In the event Employee's employment terminates because of Disability (as provided in Section 10(a)) or Employee's Voluntary Termination without Good Reason (as provided in Section 10(b)), or is terminated by Employer for Cause (as provided in Section 10(c)), for the greater of: (A) the remainder of the Term and (B) two
         (2) years from the Date of Termination (as defined in Section 10(f)).

                           (ii) In the event Employee's employment is terminated by Employer without Cause or is terminated by Employee for Good Reason pursuant to Section 10(d), for the greater of (A) one (1) year from the Date of Termination, and (B) such period determined by the Board, provided that such period shall not exceed the period of time represented by the remainder of the Term, and provided further that Employer shall continue to pay to Employee during such period Employee's Base Salary at the rate in effect on the Date of Termination.



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                           (iii) Notwithstanding Section 9(e)(ii), in the event
         Employee's employment is terminated by the Employee for Good Reason (as provided in Section 10(d) hereof) in anticipation of, or within one (1) year after, a Change of Control (as provided in Section 12 hereof), three (3) years after the Employee's Date of Termination.

                           (iv) In the event that this Agreement is not renewed or extended at the end of the Term, for a period of one (1) year from the end of the Term.

         10. Termination.

                  a. Death or Disability. This Agreement shall terminate automatically upon Employee's death or termination due to "DISABILITY." For purposes of this Agreement, Disability shall mean Employee's inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to Employer's term disability plan, then in effect.

                  b. Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, Employee may, upon not less than 30 days' written notice to Employer, voluntarily terminate his employment for any reason; provided, however, that any termination by Employee pursuant to Section 10(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 10(b).

                  c. Cause. Employer may terminate Employee's employment for Cause. For purposes of this Agreement, "CAUSE" means (i) Employee's continued failure to follow reasonable directions of the Board for a period of ten (10) days after the Board has provided written notice to Employee specifying such directions, provided that the foregoing failure shall not be "Cause" if Executive in good faith believes that such direction is illegal and promptly so notifies the Board, (ii) Employee's conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (iii) substantial and continuing willful refusal by Executive to perform the duties required of him under his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that Executive has substantially and continually refused to perform him duties hereunder, or (iv) the use of illegal drugs or the persistent excessive use of alcohol which impairs Employee's ability to perform his duties hereunder or results in conduct bringing Employer or any of its subsidiaries into substantial public disgrace or disrepute. Any dispute regarding whether Employee's employment has been terminated for Cause shall be submitted for resolution to binding arbitration to be held in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes (except as modified below) of the American Arbitration Association (collectively, the "Rules"). Such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules who is experienced in deciding employment termination cases. In any such arbitration, pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, and the arbitrator shall be instructed to make his or her award in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The parties agree to treat



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as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any person.

                  d. Good Reason.

                           (i) (A) The assignment to Employee of any duties inconsistent in with Employee's position, authority or responsibilities with Employer as contemplated in Sections 2 and 3 of this Agreement, or
         (B) any other material adverse change in such position (not including changes in title), authority or responsibilities;

                           (ii) Any failure by Employer to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Employer promptly after receipt of notice thereof given by Employee;

                           (iii) Employer requiring Employee to be based at any office or location more than ten (10) miles from that location at which he performed his services immediately prior to the Change of Control;

                           (iv) Employee's failure to serve on the Board during the Term for any reason other than Employee's Disability or resignation; or

                           (v) Any other material breach of this Agreement by Employer.

                  e. Notice of Termination. Any termination by Employer for Cause or by Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18. For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice given within a reasonable time after the event or action believed to constitute the reason for giving notice.

                  f. Date of Termination. For the purpose of this Agreement, the term "DATE OF TERMINATION" means (i) in the case of termination for which a Notice Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein up to ninety (90) days after receipt, as the case may be, and (ii) in all other cases, the actual date on which Employee's employment terminated during the Employment Period.

                  g. Advisory Services. Subsequent to the Date of Termination, Employee agrees to be available to Employer for reasonable advisory services for a period of one year, not to exceed 20 hours per month.

         11. Obligations of Employer upon Termination.

                  a. Death or Disability. If Employee's employment is terminated during the Term of this Agreement by reason of Employee's death or Disability, this Agreement shall terminate without further obligations to Employee or Employee's legal representatives under this Agreement other than those obligations accrued hereunder through the Date of Termination and Employer shall pay to Employee (or his beneficiary of estate) (i) Employee's accrued but unpaid Base Salary, Annual Discretionary Bonus, if any, and accrued Base Salary with respect to any



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vacation days accrued but not taken through the Date of Termination (the "EARNED
SALARY") in cash in a single lump sum as soon as practicable, but in no event more than ten (10) days, following the Date of Termination, (ii) a cash amount equal to one (1) times Employee's then-current Base Salary payable, (A) in the case of death, in a single lump sum as soon as practicable, but in no event more than thirty (30) days, following the Date of Termination, and (B) in the case of Disability, over the one (1) year period following the Date of Termination in accordance with Employer's usual payroll practices, provided that amounts received by Employee (or his successors in interest) from life or disability insurance provided at the expense of Employer shall reduce Employer's obligation under this Section 11(a)(ii) to the extent of such payment, (iii) any vested amounts or vested benefits owed to Employee under Employer's otherwise applicable employee benefit plans and programs, and not yet paid by Employer
(the "ACCRUED OBLIGATIONS"), and (iv) any other benefits payable due to Employee's death or Disability under Employer's plans, policies or programs (the "ADDITIONAL BENEFITS").

                  b. Cause and Voluntary Termination. If Employee's employment shall be terminated for Cause or voluntarily terminated by Employee without Good Reason, Employer shall pay to Employee (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than ten (10) days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  c. Termination by Employer other than for Cause and Termination by Employee for Good Reason.

                           (i) Generally. If Employer terminates Employee's employment other than for Cause, Employer shall pay to Employee the following amounts: (A) Employee's Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than ten (10) days, following the Date of Termination; (B) a cash amount (the "SEVERANCE AMOUNT") equal to Employee's then-current annual Base Salary over the period (the "Non-Compete Period") during which Employee's non-competition provisions apply under Section 9(e)(ii) hereof; and (C) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement. The Severance Amount shall be paid in monthly installments over the Non-Compete Period in accordance with Employer's regular payroll practices.

                           (ii) Change of Control;. Payment and Repayment. If, in anticipation of, or within one (1) year after, a Change of Control (as defined in Section 12), Employer terminates Employee's employment other than for Cause, or Employee terminates his employment for Good Reason, then Employer shall pay to Employee the following amounts in cash in a single lump sum on the Date of Termination: (A) Employee's Earned Salary; B) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement; and (C) a "Change of Control Termination Payment" equal to (i) three (3) times Employee's then-current Base Salary, plus (ii) three (3) times the greater of (x) Employee's actual Annual Discretionary Bonus earned in respect of the calendar year during which the Date of Termination occurs, (y) Employee's actual Annual Discretionary Bonus earned in respect of the calendar year immediately prior to the year in which the Date of Termination occurs, or (z) the average of Employee's Annual Discretionary Bonus for the three calendar years immediately prior



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         to the year in which the Date of Termination occurs. In the event the
         Employee breaches the non-competition provisions set forth in Section 9 at any time before the expiration of the three (3) year period provided in Section 9(e)(iii), Employee agrees to immediately repay to Employer that portion of the Change of Control Termination Payment that accrues beginning on the date such breach has been determined to occur through the date of the termination of such breach, assuming a ratable daily accrual of the Change of Control Termination Payment over the three (3) year period.

                           (iii) Benefits. For any termination of employment under this Section 11(c), Employee (and, to the extent applicable, his dependents) shall be entitled, for one year, to continue participation in Employer's health plan. During this period, to the extent any such benefits cannot be provided under the terms of the applicable health plan, Employer shall make COBRA payments sufficient to provide Employee and Employee's family with an equivalent level of coverage as existed prior to the Date of Termination.

                  d. Discharge of Employer's Obligations. Except as expressly provided in the last sentence of this Section 11(d), the amounts payable to Employee pursuant to this Section 11 (whether or not reduced pursuant to Section 11(e)) following termination of his employment shall be in full and complete satisfaction of Employee's rights under this Agreement and any other claims he may have in respect of his employment by Employer. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Employee's receipt of such amounts, Employer shall be released and discharged from any and all liability to Employee in connection with this Agreement or otherwise in connection with Employee's employment with Employer. Nothing in this Section 11(d) shall be construed to release Employer from its commitment to indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee's performance as an officer, director or employee of Employer or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Employee served at the request of Employer to the maximum extent permitted by applicable law and the governing documents of Employer. Employer affirms that Employee shall be entitled to indemnification and advancement of expenses in accordance with the terms and conditions of Employer's Certificate of Incorporation and By-Laws with respect to all claims brought against Employee based upon or arising out of Employee's actions or inaction as an officer or director of Employer or any of its subsidiaries occurring prior to the Date of Termination. Moreover, Employer shall maintain directors' and officers' liability insurance, which provides coverage to Employee as a former officer or director of Employer or any of its subsidiaries in substantially the same magnitudes and coverage as were in effect on the date of this Agreement.

                  e. Limit on Payments by Employer.

                           (i) Application of Section 11(e). In the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by Employer or any affiliated company (collectively, the "COVERED PAYMENTS"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), and would thereby subject Employee to the tax (the



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         "EXCISE TAX") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 11(e) shall apply to determine the amounts payable to Employee pursuant to this Agreement.

                           (ii) Calculation of Unreduced Amount and Payment Cap. Immediately (but in any event within ten (10) days) following delivery of any Notice of Termination, Employer shall notify Employee of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination (the "UNREDUCED AMOUNT"), together with the projected maximum payments (determined as of such projected Date of Termination) that could be paid without Employee being subject to the Excise Tax (the "PAYMENT CAP." )

                           (iii) Imposition of the Payment Cap. If (A) the amount of the Payment Cap, is greater than (B) the amount of the Unreduced Amount less the Excise Tax payable in respect of the Unreduced Amount, then the Covered Payments shall be reduced in such amounts necessary to make the resulting Unreduced Amount equal to the amount of the Payment Cap, with the determination of which elements of the Covered Payments to be reduced being made by Employee.

                           (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) (x) whether Covered Payments are "parachute payments" within the meaning of Section 280G of the Code, and (y) whether there are "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be determined in good faith by Employer's independent certified public accountants appointed prior to the Change of Control Effective Date (the "ACCOUNTANTS") or based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Employee, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                           (v) Adjustments in Respect of the Payment Cap. If Covered Payments are reduced under this Section 11(e) (or this Section 11(e) is determined not to be applicable to the Employee because the Accountants conclude that Employee is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "FINAL DETERMINATION") that, notwithstanding the good faith of the Employee and the Employer in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Employee or for his benefit are in an amount that would result in the Employee's being subject to an Excise Tax, then the provisions of
         Section 11(e)(iii) shall be applied to the results of the Final Determination, and the amount of any additional reduction called for under Section 11(e)(iii) (as recalculated to take into account the Final Determination) shall be deemed for all purposes to be a loan to the Employee made on the date of receipt of such excess payments, which the Employee shall have an obligation to repay to the Employer on demand, together with interest on such amount at the applicable federal rate (as defined



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         in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Employee, provided, however, that if Covered Payments have been reduced under this Section 11(e) and it is established following a Final Determination that the Unreduced Amount less the Excise Tax would be greater than the Payment Cap (as recalculated to take into account the Final Determination), then the Employer shall promptly thereafter pay the Employee the difference between the Payment Cap, and the Unreduced Amount, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Employer.

                           (vi) Expenses. In the event of any dispute with the Internal Revenue Service concerning the imposition of any Excise Tax or any other matters subject to this Section 11(e), Employer shall reimburse Employee for his reasonable attorney's and accountant's fees incurred in connection with the negotiation, litigation or settlement of such dispute.

                  12. Change of Control.


                  a. Change of Control Defined. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                           (i) any Person (as defined in Subsection (b) hereof) has acquired, "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of securities of Employer representing 50% of more of the combined voting power of Employer's securities; or

                           (ii) within any 24-month period, the persons who were directors of Employer immediately before the beginning of such period (the "INCUMBENT DIRECTORS") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to Employer, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was appointed by any of Wellspring Capital Management, LLC, Knightsbridge Holdings, LLC or any or their co-investors in the securities issued by Employer or (B) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this
         Section 12(a)(ii) and was not designated by a person who has entered into an agreement with Employer to effect a Corporate Event, as described in Section 12(a)(iii); or

                           (iii) the stockholders of Employer approve (A) a dissolution, liquidation or sale of substantially all of the assets of the Company; (B) a merger or consolidation in which the Company is not the surviving corporation; or (C) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise ((A) - (C) defined as a "CORPORATE EVENT").



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                  b. Person Defined. For purposes of this Section 12, "PERSON"
shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) Employer or any subsidiary of Employer or (ii) any employee benefit plan sponsored by Employer or any subsidiary of Employer.

         13. Assignment. This Agreement shall inure to the benefit of, and be enforceable by, Employee, Employer and their respective successors and assigns; provided that in no event shall Employee's obligations under this Agreement be transferable by assignment or otherwise, nor shall Employee's rights hereunder be subject to any encumbrance or claim of Employee's creditors. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other corporation, or the sale by Employer of all or substantially all of its properties or assets, or the assignment by Employer of this Agreement and the performance of its obligations hereunder to any affiliated company; provided, however, that any such transaction, in whatever form, whether accomplished directly, indirectly, and as one or a series of transactions, shall not affect in any way the rights of Employee under this Agreement. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Employee's spouse or beneficiary as expressly set forth herein.

         14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the employment of Employee by Employer and supersedes the Original Agreement and any other previous understandings or agreements, whether written or oral, regarding such subject matter. The provisions herein shall be regarded as divisible and so far as they are covenants not to compete shall be operative to the extent both as to time and area covered that they may be made so applicable, and if any of said provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

         15. Governing Law and Enforcement. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Colorado. This Agreement may be enforced in any court of competent jurisdiction in Colorado and the prevailing party, if any, shall be entitled to recover its reasonable attorneys' fees and expenses in addition to any other damages.

         16. Non-Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement required to be performed by such other party, will in no way affect the right of the such party to require such performance at any time thereafter. The waiver by either party of a breach by the other party of any provision of this Agreement shall in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         17. Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any of the noncompetition covenants of this Agreement or of any of the covenants respecting Confidential Information, or of any of the provisions concerning restrictions on the rights and interest in Employer, the damage or imminent damage to the value and the goodwill of Employer's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that Employer shall



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



be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any of such provisions by Employee, in addition to any other relief (including damages) available to Employer under this Agreement or under law.

         18. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Employee:

                      1335 Swallow Court
                      Boulder, Colorado 80301

                      With a copy to:

                      Bartlit Beck Herman Palenchar & Scott
                      1899 Wynkoop Street
                      Suite 800
                      Denver, CO 80202
                      Attention: James L. Palenchar, Esq.

         If to the Employer:

                      AMERICAN COIN MERCHANDISING, INC.
                      5660 Central Avenue
                      Boulder, CO 80301
                      Attn: Chairman

                      With a copy to:

                      Morrison Cohen Singer & Weinstein, LLP
                      750 Lexington Avenue
                      New York, New York  10022
                      Attention:  David A. Scherl, Esq.


                  19. Counterparts. This Amendment may be executed in counterparts, and by each party wherever such party is located, and delivered by facsimile telephonic transmission, and such execution and delivery shall be legally binding on the parties to the same extent as if original signatures in ink were delivered in person.




                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                    EMPLOYER:

                                    AMERICAN COIN MERCHANDISING, INC.,
                                    d/b/a SUGARLOAF CREATIONS, INC.



                                    /s/ William F. Dawson
                                    --------------------------------------------
                                    William F. Dawson, Jr.
                                    Chairman of the Board

                                    EMPLOYEE:



                                    /s/ Randall J. Fagundo
                                    --------------------------------------------
                                    RANDALL J. FAGUNDO





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